EXHIBIT 99.1

NGL Energy Partners LP Announces Third Quarter Fiscal 2017 Results

•
Revenue for the third quarter of Fiscal 2017 totaled $3.41 billion, compared to revenue for the third quarter of Fiscal 2016 of $2.69 billion; Operating income for the third quarter of Fiscal 2017 totaled $22.6 million, compared to operating income of $82.6 million during the third quarter of Fiscal 2016

•	Adjusted EBITDA for the third quarter of Fiscal 2017 was $120.6 million, compared to Adjusted EBITDA of $113.5 million for the third quarter of Fiscal 2016

•	Distributable Cash Flow for the third quarter of Fiscal 2017 was $85.2 million

•	Grand Mesa Pipeline became fully operational on November 1, 2016

•
Growth capital expenditures and other investments totaled approximately $75 million during the third quarter including expenditures on the Grand Mesa Pipeline project and the acquisition of the Port of Point Comfort crude terminal project

•	Issued $700.0 million of 7.50% Senior Notes due 2023 in October 2016

•	Announced expected distribution growth of 28% over the next year and distribution growth of 10% per year for the following three years

TULSA, Okla.--(BUSINESS WIRE)--February 7, 2017--NGL Energy Partners LP (NYSE:NGL) (“NGL” or the “Partnership”) today reported operating income for the quarter ended December 31, 2016 of $22.6 million compared to operating income of $82.6 million in the same quarter last year. Operating income in the quarter ended December 31, 2015, included $8.5 million of operating income from our consolidation of TransMontaigne Partners L.P., which was divested in early 2016. Net income for the quarter ended December 31, 2016 was $1.3 million compared to net income of $51.0 million during the same quarter last year. Adjusted EBITDA was $120.6 million for the quarter ended December 31, 2016, a 6.3% year over year increase when compared to Adjusted EBITDA of $113.5 million during the quarter ended December 31, 2015. Distributable Cash Flow was $85.2 million for the quarter ended December 31, 2016, compared to $71.9 million for the quarter ended December 31, 2015.

“We are excited to be in the positive position we are today with the successful completion of our Grand Mesa Pipeline and the growth in cash flows from this project going forward. In addition, in December 2016 we announced the new crude oil pipeline into the Stack shale play, the purchase of the Port Hudson and Kingfisher terminals at an attractive multiple and the favorable resolution of the contract with a DJ basin shipper,” stated Mike Krimbill, CEO of NGL. “We recently announced our final quarter of the temporary distribution reduction and our expectation for 28% growth in distributions next year and double digit growth over the following three years.  We will continue to focus on improving our balance sheet and operating at a target distribution coverage range of 1.3 to 1.5 times over this period.  We are as excited as ever about the opportunities in and around our various business segments and look forward to providing significant value to all of our stakeholders.”

Capitalization and Liquidity

In October 2016, the Partnership issued $700.0 million of 7.50% Senior Notes and received net proceeds from the issuance of $687.9 million. The notes mature on November 1, 2023 and net proceeds were used to reduce the outstanding balance on its revolving credit facility. Total liquidity (cash plus available capacity on our revolving credit facility) was in excess of $900 million as of December 31, 2016.

Total long-term debt outstanding, excluding working capital borrowings, was $2,341.0 million at December 31, 2016 compared to $2,294.3 million at March 31, 2016, an increase of $46.7 million. Management expects long-term debt to decrease as cash flow in excess of distributions is used to fund capital expenditures and repay borrowings, primarily in the fourth quarter of our fiscal year. Working capital borrowings totaled $875.5 million at December 31, 2016 compared to $618.5 million at March 31, 2016, an increase of $257.0 million driven by the increase in commodity prices and inventory volumes during the period. Working capital borrowings, which are fully secured by the Partnership’s net working capital, are subject to a monthly borrowing base determination and are excluded from the Partnership’s debt compliance ratios.

Quarterly Results of Operations

The following table summarizes operating income (loss) by operating segment for the three months ended December 31, 2016 and December 31, 2015 (restated to give effect to correct the recording and re-measuring contingent consideration related to certain acquisitions in its Water Solutions segment) (in thousands):

		As Restated
	December 31, 2016	December 31, 2015
Crude Oil Logistics	$(9,163)	$804
Water Solutions	(11,898)	15,596
Liquids	24,765	32,921
Retail Propane	21,772	14,450
Refined Products and Renewables	8,209	31,702
Corporate and Other	(11,128)	(12,919)
Total operating income	$22,557	$82,554

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $16.6 million during the quarter ended December 31, 2016, compared to Adjusted EBITDA of $10.5 million during the quarter ended December 31, 2015. The Partnership’s Grand Mesa Pipeline project commenced commercial operations on November 1, 2016 and contributed Adjusted EBITDA of approximately $16.6 million during the current quarter. The Partnership currently anticipates year one Adjusted EBITDA related to this project to be approximately $120 million and year two Adjusted EBITDA to be approximately $150 million based on current contracts. The average contract term on the pipeline is approximately nine years and all contracts are fee-based with volume commitments.

The Crude Oil Logistics segment’s current quarter results were impacted by increased competition due to the continued production decline in the majority of the basins across the United States. The Partnership’s quarterly results were also impacted by the flattening of the contango curve for crude oil during the quarter. The Partnership expects cash flows from this business segment to become more stable with the start-up and completion of the Grand Mesa Pipeline and other crude oil pipeline and terminal projects previously announced.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $29.8 million during the quarter ended December 31, 2016, compared to Adjusted EBITDA of $29.3 million during the quarter ended December 31, 2015. The seasonal impact from motor fuel blending, which is represented in the gasoline price curve, impacts the value of the segment’s gasoline inventory and the corresponding hedges of that inventory, resulting in lower earnings during fiscal third quarter reporting periods. This also represents a period in which the segment builds inventory volumes on its system. The Partnership has hedges in place for its forecasted year-end inventory, the benefit of which it expects to recognize in the fiscal fourth quarter.

Refined product barrels sold during the quarter ended December 31, 2016 totaled approximately 35.4 million barrels, and increased by approximately 9.3 million barrels compared to the same period in the prior year, as a result of the increase in pipeline capacity rights purchased over the previous nine months, an expansion of our refined products operations, and the continued demand for motor fuels in the current low gasoline price environment. Refined product barrels sold are expected to remain at a similar level through the remainder of Fiscal 2017 as motor fuel demand remains strong in the current price environment. Renewable barrels sold during the quarter ended December 31, 2016 were approximately 1.9 million, compared to approximately 1.5 million during the quarter ended December 31, 2015.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $26.1 million during the quarter ended December 31, 2016, compared to Adjusted EBITDA of $35.4 million during the quarter ended December 31, 2015. Our wholesale propane operations performed significantly better than in the prior year quarter with a rising propane price and increased weather-related propane demand. Our butane business continues to be negatively impacted by lower margins, railcar costs and increased storage capacity, all of which were forecasted and included in our previously announced guidance. Propane volumes increased by 38.3 million gallons, or 11.0%, during the quarter ended December 31, 2016 when compared to the quarter ended December 31, 2015. Other Liquids volumes increased by 13.7 million gallons, or 6.1%, during the quarter ended December 31, 2016 when compared to the same period in the prior year. Total product margin per gallon was $0.054 for the quarter ended December 31, 2016, compared to $0.085 for the quarter ended December 31, 2015.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $32.4 million during the quarter ended December 31, 2016, compared to Adjusted EBITDA of $23.0 million during the quarter ended December 31, 2015. Propane sold during the quarter ended December 31, 2016 increased by approximately 14.1 million gallons, or 33.3%, when compared to the quarter ended December 31, 2015, primarily due to increased weather-related demand and acquisitions made during previous quarters. Distillates sold during the quarter ended December 31, 2016 increased by less than 0.1 million gallons when compared to the quarter ended December 31, 2015. Total product margin per gallon was $0.906 for the quarter ended December 31, 2016, compared to $0.899 for the quarter ended December 31, 2015.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $16.9 million during the quarter ended December 31, 2016, compared to Adjusted EBITDA of $21.6 million during the quarter ended December 31, 2015. Water barrels processed during the quarter ended December 31, 2016 were approximately 47.5 million, compared to approximately 55.6 million during the quarter ended December 31, 2015, as our Water Solutions segment continues to be impacted by the reduction in crude oil drilling, completions and production. Despite these headwinds, volumes for the current quarter were approximately 15% higher than those reported in the first quarter of Fiscal 2017 and approximately 3% higher than those reported in the second quarter of Fiscal 2017 as drilling activity has increased in certain basins. We continued to benefit from the increased rig count in the Permian Basin, which has continued to climb subsequent to this quarter end. Revenues from recovered hydrocarbons decreased by $2.0 million to $6.4 million for the quarter ended December 31, 2016, compared to the quarter ended December 31, 2015, mostly related to the lower realized price for the skim oil.

Corporate and Other

The Adjusted EBITDA for Corporate and Other was a loss of $1.2 million during the quarter ended December 31, 2016, compared to a loss of $6.3 million during the quarter ended December 31, 2015. General and administrative expenses for the quarter ended December 31, 2016 benefited from lower compensation expense and the reversal of certain accruals that were ultimately covered by insurance.

Growth capital expenditures totaled approximately $246.2 million for the nine months ended December 31, 2016, including $96 million related to the Grand Mesa Pipeline project. Acquisitions and other investments totaled approximately $212.4 million, resulting in total capital expenditures related to expansion investments of approximately $416 million fiscal year-to-date. In January 2017, we closed on the acquisition of a natural gas liquids terminal and a natural gas liquids and condensate facility for a combined purchase price of approximately $50 million. Our expectation for growth capital expenditures and investments for Fiscal 2017, including the January acquisition, is approximately $475 million as the majority of capital investments were funded in the first half of the fiscal year.

Third Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Tuesday, February 7, 2017. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 58491899. An archived audio replay of the conference call will be available for 7 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on February 7, 2017, which can be accessed by dialing (855) 859-2056 and providing access code 58491899.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gain on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and

Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. NGL includes this in Adjusted EBITDA because the gains and losses associated with derivative contracts of this segment, which are intended primarily to hedge inventory holding risk, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures and cash interest expense. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distributions are set by the Board of Directors of NGL’s general partner.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA and the Partnership is not able to provide a reconciliation of the Partnership’s Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

On May 31, 2016, the Partnership filed its Annual Report on Form 10-K for the year ended March 31, 2016 with the Securities and Exchange Commission. A copy of our Form 10-K can be found on the Partnership’s website at www.nglenergypartners.com. Unitholders may also request, free of charge, a hard copy of our Form 10-K.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, except unit amounts)

	December 31, 2016	March 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,927	$28,176
Accounts receivable-trade, net of allowance for doubtful accounts of $5,578 and $6,928, respectively	765,290	521,014
Accounts receivable-affiliates	20,008	15,625
Inventories	613,993	367,806
Prepaid expenses and other current assets	134,485	95,859
Total current assets	1,562,703	1,028,480
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $348,136 and $266,491, respectively	1,746,925	1,649,572
GOODWILL	1,462,116	1,315,362
INTANGIBLE ASSETS, net of accumulated amortization of $388,517 and $316,878, respectively	1,164,749	1,148,890
INVESTMENTS IN UNCONSOLIDATED ENTITIES	187,514	219,550
LOAN RECEIVABLE-AFFILIATE	2,700	22,262
OTHER NONCURRENT ASSETS	251,369	176,039
Total assets	$6,378,076	$5,560,155
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$650,886	$420,306
Accounts payable-affiliates	22,917	7,193
Accrued expenses and other payables	196,033	214,426
Advance payments received from customers	63,509	56,185
Current maturities of long-term debt	33,501	7,907
Total current liabilities	966,846	706,017
LONG-TERM DEBT, net of debt issuance costs of $24,574 and $15,500, respectively, and current maturities	3,216,505	2,912,837
OTHER NONCURRENT LIABILITIES	186,280	247,236

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 0 preferred units issued and outstanding, respectively	61,170	—

EQUITY:
General partner, representing a 0.1% interest, 109,201 and 104,274 notional units, respectively	(50,785)	(50,811)
Limited partners, representing a 99.9% interest, 109,091,710 and 104,169,573 common units issued and outstanding, respectively	1,969,113	1,707,326
Accumulated other comprehensive loss	(97)	(157)
Noncontrolling interests	29,044	37,707
Total equity	1,947,275	1,694,065
Total liabilities and equity	$6,378,076	$5,560,155

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(U.S. Dollars in Thousands, except unit and per unit amounts)

		As Restated(1)		As Restated(1)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
REVENUES:
Crude Oil Logistics	$385,906	$519,425	$1,161,742	$2,854,787
Water Solutions	40,359	45,438	115,845	147,225
Liquids	470,275	353,527	909,584	861,504
Retail Propane	128,654	100,145	240,131	217,798
Refined Products and Renewables	2,381,283	1,666,471	6,746,168	5,335,356
Other	164	—	679	—
Total Revenues	3,406,641	2,685,006	9,174,149	9,416,670
COST OF SALES:
Crude Oil Logistics	361,839	495,529	1,107,587	2,770,240
Water Solutions	477	(3,128)	3,871	(8,088)
Liquids	430,946	300,766	831,221	754,157
Retail Propane	60,508	45,974	106,019	96,417
Refined Products and Renewables	2,374,175	1,594,359	6,674,194	5,149,151
Other	77	—	300	—
Total Cost of Sales	3,228,022	2,433,500	8,723,192	8,761,877
OPERATING COSTS AND EXPENSES:
Operating	76,981	104,721	225,408	307,941
General and administrative	18,280	23,035	88,077	114,814
Depreciation and amortization	60,767	59,180	160,276	175,772
Loss (gain) on disposal or impairment of assets, net	34	1,328	(203,433)	3,040
Revaluation of liabilities	—	(19,312)	—	(46,416)
Operating Income	22,557	82,554	180,629	99,642
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	1,279	2,858	1,726	14,008
Revaluation of investments	—	—	(14,365)	—
Interest expense	(41,436)	(36,176)	(105,316)	(98,549)
Gain on early extinguishment of liabilities	—	—	30,890	—
Other income, net	20,007	2,161	25,860	2,941
Income Before Income Taxes	2,407	51,397	119,424	18,042
INCOME TAX (EXPENSE) BENEFIT	(1,114)	(402)	(2,036)	1,846
Net Income	1,293	50,995	117,388	19,888
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(317)	(6,838)	(6,091)	(14,685)
NET INCOME ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	976	44,157	111,297	5,203
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(8,906)	—	(20,958)	—
LESS: NET INCOME ALLOCATED TO GENERAL PARTNER	(22)	(16,239)	(180)	(47,798)
NET (LOSS) INCOME ALLOCATED TO COMMON UNITHOLDERS	$(7,952)	$27,918	$90,159	$(42,595)
BASIC (LOSS) INCOME PER COMMON UNIT	$(0.07)	$0.27	$0.85	$(0.41)
DILUTED (LOSS) INCOME PER COMMON UNIT	$(0.07)	$0.22	$0.82	$(0.41)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	107,966,901	105,338,200	106,114,668	104,808,649
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	107,966,901	106,194,547	109,554,928	104,808,649

(1)
As reported in our 2016 Annual Report on Form 10-K, we restated our condensed consolidated statements of operations for the three months and nine months ended December 31, 2015 to reduce operating expenses by $21.4 million and $52.9 million, respectively, to correct the recording and re-measuring contingent consideration related to certain acquisitions in its Water Solutions segment.

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

		As Restated		As Restated
	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Net income	$1,293	$50,995	$117,388	$19,888
Less: Net income attributable to noncontrolling interests	(317)	(6,838)	(6,091)	(14,685)
Net income attributable to NGL Energy Partners LP	976	44,157	111,297	5,203
Interest expense	41,486	34,740	105,283	92,908
Income tax expense (benefit)	1,114	384	2,036	(1,900)
Depreciation and amortization	64,644	55,261	171,746	162,728
EBITDA	108,220	134,542	390,362	258,939
Net unrealized gains on derivatives	(3,957)	(1,748)	(737)	(4,494)
Inventory valuation adjustment (1)	7,859	(16,524)	40,552	2,831
Lower of cost or market adjustments	731	13,251	839	7,325
Loss (gain) on disposal or impairment of assets, net	35	1,343	(203,469)	3,056
Gain on early extinguishment of liabilities	—	—	(30,890)	—
Revaluation of investments	—	—	14,365	—
Equity-based compensation expense (2)	6,865	3,032	39,859	52,712
Acquisition expense (3)	378	239	1,539	871
Other (4)	472	(20,676)	7,381	(51,166)
Adjusted EBITDA	120,603	113,459	259,801	270,074
Cash interest expense	30,233	32,722	89,102	90,217
Maintenance capital expenditures (5)	5,205	8,840	17,901	27,746
Distributable Cash Flow	$85,165	$71,897	$152,798	$152,111

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our condensed consolidated financial statements included in the Quarterly Report on Form 10-Q. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	During the three months and nine months ended December 31, 2016 and 2015, we incurred expenses related to legal and advisory costs associated with acquisitions.

(4)
The amount for the three months ended December 31, 2016 represents non-cash operating expenses related to our Grand Mesa Pipeline project. The amount for the nine months ended December 31, 2016 represents non-cash operating expenses related to our Grand Mesa Pipeline project and also includes adjustments related to noncontrolling interests. Amounts for the three months and nine months ended December 31, 2015 represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)	Excludes TLP maintenance capital expenditures of $4.3 million and $11.4 million, respectively, during the three months and nine months ended December 31, 2015.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended December 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(9,163)	$(11,898)	$24,765	$21,772	$8,209	$(11,128)	$22,557
Depreciation and amortization	16,503	27,150	4,441	11,379	404	890	60,767
Amortization recorded to cost of sales	100	—	195	—	1,458	—	1,753
Net unrealized losses (gains) on derivatives	732	(1,304)	(3,387)	2	—	—	(3,957)
Inventory valuation adjustment	—	—	—	—	7,859	—	7,859
Lower of cost or market adjustments	—	—	—	—	731	—	731
Loss (gain) on disposal or impairment of assets, net	4,655	2,323	60	(62)	(6,941)	(1)	34
Equity-based compensation expense	—	—	—	—	—	6,865	6,865
Acquisition expense	—	—	—	(2)	—	380	378
Other income, net	721	1,214	4	19	16,220	1,829	20,007
Adjusted EBITDA attributable to unconsolidated entities	2,577	54	—	(111)	1,867	—	4,387
Adjusted EBITDA attributable to noncontrolling interest	—	(667)	—	(583)	—	—	(1,250)
Other	472	—	—	—	—	—	472
Adjusted EBITDA	$16,597	$16,872	$26,078	$32,414	$29,807	$(1,165)	$120,603

	As Restated
	Three Months Ended December 31, 2015
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$804	$15,596	$32,921	$14,450	$31,702	$(12,919)	$82,554
Depreciation and amortization	10,041	23,644	3,537	9,096	11,493	1,369	59,180
Amortization recorded to cost of sales	62	—	261	—	1,378	—	1,701
Net unrealized (gains) losses on derivatives	(3,928)	3,732	(1,423)	(129)	—	—	(1,748)
Inventory valuation adjustment	—	—	—	—	(16,524)	—	(16,524)
Lower of cost or market adjustments	—	—	—	—	13,251	—	13,251
Loss (gain) on disposal or impairment of assets, net	1,115	213	5	(4)	(1)	—	1,328
Equity-based compensation expense	—	—	—	—	277	2,973	3,250
Acquisition expense	—	—	—	—	—	239	239
Other (expense) income, net	(672)	569	72	113	61	2,018	2,161
Adjusted EBITDA attributable to unconsolidated entities	3,102	(352)	—	(202)	3,547	—	6,095
Adjusted EBITDA attributable to noncontrolling interest	—	(459)	—	(305)	(15,890)	—	(16,654)
Other	—	(21,374)	—	—	—	—	(21,374)
Adjusted EBITDA	$10,524	$21,569	$35,373	$23,019	$29,294	$(6,320)	$113,459

	Nine Months Ended December 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(28,827)	$63,136	$33,092	$10,553	$169,365	$(66,690)	$180,629
Depreciation and amortization	34,496	76,713	13,315	31,771	1,237	2,744	160,276
Amortization recorded to cost of sales	284	—	585	—	4,229	—	5,098
Net unrealized losses (gains) on derivatives	951	(2,138)	239	211	—	—	(737)
Inventory valuation adjustment	—	—	—	—	40,552	—	40,552
Lower of cost or market adjustments	—	—	—	—	839	—	839
Loss (gain) on disposal or impairment of assets, net	14,617	(91,958)	109	(96)	(126,101)	(4)	(203,433)
Equity-based compensation expense	—	—	—	—	—	39,859	39,859
Acquisition expense	—	—	—	—	—	1,539	1,539
Other (expense) income, net	(589)	1,524	67	339	19,099	5,420	25,860
Adjusted EBITDA attributable to unconsolidated entities	7,651	(9)	—	(388)	3,543	—	10,797
Adjusted EBITDA attributable to noncontrolling interest	—	(2,298)	—	(442)	—	—	(2,740)
Other	1,262	—	—	—	—	—	1,262
Adjusted EBITDA	$29,845	$44,970	$47,407	$41,948	$112,763	$(17,132)	$259,801

	As Restated
	Nine Months Ended December 31, 2015
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$12,689	$44,300	$52,820	$11,985	$59,478	$(81,630)	$99,642
Depreciation and amortization	30,096	66,906	11,286	26,711	36,820	3,953	175,772
Amortization recorded to cost of sales	187	—	783	—	4,132	—	5,102
Net unrealized (gains) losses on derivatives	(3,214)	1,274	(2,163)	(391)	—	—	(4,494)
Inventory valuation adjustment	—	—	—	—	2,831	—	2,831
Lower of cost or market adjustments	(1,211)	—	—	—	8,536	—	7,325
Loss (gain) on disposal or impairment of assets, net	2,115	923	(185)	108	79	—	3,040
Equity-based compensation expense	—	—	—	—	862	52,529	53,391
Acquisition expense	—	—	—	7	—	864	871
Other (expense) income, net	(6,432)	1,352	279	614	444	6,684	2,941
Adjusted EBITDA attributable to unconsolidated entities	10,394	(611)	—	(387)	13,983	—	23,379
Adjusted EBITDA attributable to noncontrolling interest	—	(1,392)	—	(279)	(45,110)	—	(46,781)
Other	—	(52,945)	—	—	—	—	(52,945)
Adjusted EBITDA	$44,624	$59,807	$62,820	$38,368	$82,055	$(17,600)	$270,074